Exhibit 99.1

Copart, Inc.

For Immediate Release

Copart Reports First Quarter Financial Results

Fairfield, Calif. (December 1, 2009) — Copart, Inc. (NASDAQ: CPRT) today reported the results for its first quarter ended October 31, 2009.

For the three months ended October 31, 2009, revenue, operating income and net income were $185.5 million, $56.5 million and $35.3 million, respectively.  These represent decreases in revenue of $6.1 million, or 3.2%; in operating income of $3.0 million, or 5.0%; and in net income of $2.0 million, or 5.3%, respectively, from the same quarter last year.  Fully diluted earnings per share for the three months ended October 31, 2009 were $0.42 compared to $0.44 last year, a decrease of 4.5%.

On Wednesday, December 2, 2009, at 11 a.m. Eastern time, Copart will conduct a conference call to discuss the results for the quarter. The call will be webcast live at http://webcast.premiereglobal.com/view/wl/r.htm?e=178703&s=1&k=7469D34A97C68BE02AC8F0B2127614A6. A replay of the call will be available through January 2, 2010 by calling (888) 203-1112.  Use confirmation code #4290239.

About Copart

Copart, founded in 1982, provides vehicle sellers with a full range of remarketing services to process and sell salvage and clean title vehicles to dealers, dismantlers, rebuilders, exporters and, in some states, to end users.  Copart remarkets the vehicles through Internet sales utilizing its patented VB2 technology.  Copart sells vehicles on behalf of insurance companies, banks, finance companies, fleet operators, dealers, car dealerships, the general public and others. The company currently operates 147 facilities in the United States, Canada and the United Kingdom. Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made. For more information, or to become a member, visit www.copart.com.

Copart, Inc. ~ 4665 Business Center Drive, Fairfield, California 94534 ~ (707) 639-5000

Copart, Inc.

Cautionary Note About Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, and these forward-looking statements are subject to substantial risks and uncertainties. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected or implied by our statements and comments. For a more complete discussion of the risks that could affect our business, please review the “Management’s Discussion and Analysis” and the other risks identified in Copart’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. We encourage investors to review these disclosures carefully. We do not undertake to update any forward-looking statement that may be made from time to time on our behalf.

Contact:	Cindy Cross, Assistant to the Chief Financial Officer
(707) 639-5427

Copart, Inc.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three months ended October 31,
	2009	2008
Service revenues and vehicle sales:
Service revenues	$153,765	$156,325
Vehicle sales	31,696	35,244
Total service revenues and vehicle sales	185,461	191,569
Operating costs and expenses:
Yard operations	69,925	73,718
Yard depreciation and amortization	8,522	8,336
Cost of vehicle sales	24,429	29,945
Gross margin	82,585	79,570
General and administrative	23,920	17,543
General and administrative depreciation and amortization	2,173	2,542
Total operating expenses	128,969	132,084
Operating income	56,492	59,485
Other income (expense):
Interest income (expense), net	(71)	581
Other income	631	1,254
Total other income	560	1,835
Income before income taxes	57,052	61,320
Income taxes	21,782	24,066
Net income	$35,270	$37,254
Earnings per share-basic
Basic net income per share	$0.42	$0.45

Weighted average common shares outstanding	84,045	83,283

Earnings per share-diluted
Diluted net income per share	$0.42	$0.44
Weighted average common shares and dilutive potential common shares outstanding	84,948	85,320

Copart, Inc.

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	October 31, 2009	July 31, 2009
ASSETS

Current assets:
Cash and cash equivalents	$218,279	$162,691
Accounts receivable, net	109,715	109,248
Inventories and vehicle pooling costs	32,249	33,352
Income taxes receivable	—	5,426
Prepaid expenses and other assets	6,237	5,216
Total current assets	366,480	315,933
Property and equipment, net	546,088	530,886
Intangibles, net	14,212	15,212
Goodwill	166,575	166,327
Deferred income taxes	9,757	7,759
Land purchase options and other assets	20,228	21,915
Total assets	$1,123,340	$1,058,032

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$93,636	$82,773
Deferred revenue	12,299	13,165
Income taxes payable	18,154	5,269
Deferred income taxes	1,843	1,948
Other current liabilities	440	429
Total current liabilities	126,372	103,584
Deferred income taxes	11,099	10,997
Income taxes payable	21,330	20,266
Other liabilities	1,603	1,726
Total liabilities	160,404	136,573
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value - 180,000 shares authorized; 84,146 and 83,939 shares issued and outstanding at October 31, 2009 and July 31, 2009, respectively	342,257	334,440
Accumulated other comprehensive loss	(25,542)	(27,082)
Retained earnings	646,221	614,101
Total shareholders’ equity	962,936	921,459
Total liabilities and shareholders’ equity	$1,123,340	$1,058,032

Copart, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three Months Ended October 31,
	2009	2008
Cash flows from operating activities:
Net income	$35,270	$37,254
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,614	10,709
Allowance for doubtful accounts	176	(56)
Deferred rent	(125)	(73)
Share-based compensation	4,285	1,500
Excess tax benefits from stock-based compensation	(2,429)	(54)
(Gain)loss on sale of property and equipment	(18)	527
Deferred income taxes	(2,053)	1,721
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(580)	(8,828)
Vehicle pooling costs	861	(2,521)
Inventory	271	225
Prepaid expenses and other current assets	(1,013)	(1,020)
Land purchase options and other assets	251	(276)
Accounts payable and accrued liabilities	10,825	(8,308)
Deferred revenue	(868)	921
Income taxes receivable	5,590	11,831
Income taxes payable	16,634	8,812
Net cash provided by operating activities	77,691	52,364

Cash flows from investing activities:
Purchases of property and equipment	(23,512)	(29,200)
Proceeds from sale of property and equipment	605	165
Net cash used in investing activities	(22,907)	(29,035)

Cash flows from financing activities:
Proceeds from the exercise of stock options	1,026	620
Excess tax benefit from share-based payment arrangements	2,429	54
Repurchase of common stock	(3,532)	—
Change in book overdraft	—	(9,923)
Net cash used in financing activities	(77)	(9,249)

Effect of foreign currency translation	881	(2,264)

Net increase in cash and cash equivalents	55,588	11,816

Cash and cash equivalents at beginning of period	162,691	38,954
Cash and cash equivalents at end of period	$218,279	$50,770

Supplemental disclosure of cash flow information:
Interest paid	$149	$31
Income taxes paid	$1,607	$2,016